Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
FIRST QUARTER FISCAL 2013 EARNINGS

Net Income Increases by 241%

Net Interest Margin Increases by 17 Basis Points

Net Charge-Offs Decline by 61% (Sequential Quarter)

Non-Performing Assets Decline by 23%

Repurchase of 194,242 Shares of Common Stock

    Riverside, Calif. – October 25, 2012 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced first quarter earnings for the fiscal year ending June 30, 2013.
            For the quarter ended September 30, 2012, the Company reported net income of $7.91 million, or $0.72 per diluted share (on 10.97 million average shares outstanding), compared to net income of $2.32 million, or $0.20 per diluted share (on 11.51 million average shares outstanding), in the comparable period a year ago.  The increase in net income for the first quarter of fiscal 2013 was primarily attributable to a $13.32 million increase in the gain on sale of loans and a $439,000 decrease in the provision for loan losses, partly offset by a $4.33 million increase in compensation expenses, compared to the same period one year ago.

“Our current operating results, particularly with respect to mortgage banking, are quite strong by historical standards and we believe the near-term outlook provides ongoing opportunity for Provident,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “Additionally, we are pleased with the continued improvement in asset quality, which, not too long ago, was a significant drag on our financial results.  Although there is still some work to do, the progress we have made allows us to transition more resources to continuing to improve our fundamental performance from resolving legacy credit issues.”
      As of September 30, 2012, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage, Tier 1 Risk-Based and Total Risk-Based capital ratios of 11.47 percent, 17.46 percent and 18.72 percent, respectively.  As of June 30, 2012, these ratios were 11.26 percent, 17.53 percent and 18.79 percent, respectively.  For each of these periods, the Bank’s capital ratios exceeded the minimum required ratios to be deemed “well-capitalized” (5.00 percent for Tier 1 Leverage, 6.00 percent for Tier 1 Risk-Based and 10.00 percent for Total Risk-Based capital ratios).
Return on average assets for the first quarter of fiscal 2013 increased to 2.52 percent from 0.71 percent for the same period of fiscal 2012, and return on average stockholders’ equity for the first quarter of fiscal 2013 increased to 21.51 percent from 6.54 percent for the comparable period of fiscal 2012.
On a sequential quarter basis, the first quarter net income of fiscal 2013 reflects a $3.60 million, or 84 percent, increase from net income of $4.31 million in the fourth quarter of fiscal 2012.  The increase in net income in the first quarter of fiscal 2013 was primarily attributable to an increase of $5.89 million in the gain on sale of loans and a decrease of $1.52 million in the provision for loan losses, partly offset by an increase of $1.49 million in compensation expenses, compared to the fourth quarter of fiscal 2012.  Diluted earnings per share for the first quarter of fiscal 2013 increased by 85% to $0.72 per share from $0.39 per share in the fourth quarter of fiscal 2012.  Return on average assets increased to 2.52 percent for the first quarter of fiscal 2013 from 1.37 percent in the fourth quarter of fiscal 2012; and return on average stockholders’ equity for the first quarter of fiscal 2013 was 21.51 percent, compared to 12.02 percent for the fourth quarter of fiscal 2012.
Net interest income before the provision for loan losses increased $138,000, or two percent, to $8.94 million in the first quarter of fiscal 2013 from $8.80 million for the same quarter of fiscal 2012, due to a 17 basis point increase in the net interest margin, partly offset by a $52.7 million, or four percent, decrease in average interest-earning assets.  Non-interest income increased $13.61 million, or 159 percent, to $22.16 million in the first quarter of fiscal 2013 from $8.55 million in the same quarter of fiscal 2012.  Non-interest expense increased $5.03 million, or 41 percent, to $17.33 million in the first quarter of fiscal 2013 from $12.30 million in the same quarter of fiscal 2012.  The increases in non-interest income and non-interest expense relate primarily to mortgage banking operations.
The average balance of loans outstanding, including loans held for sale, decreased by $9.0 million, or one percent, to $1.05 billion in the first quarter of fiscal 2013 compared to $1.06 billion in the same quarter of fiscal 2012.  The average yield on loans receivable decreased by 39 basis points to 4.44 percent in the first quarter of fiscal 2013 from an average yield of 4.83 percent in the same quarter of fiscal 2012.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment, adjustable rate loans repricing to lower current market interest rates and the higher average balance of loans held for sale with a lower average yield.  The average balance of loans held for sale in the first quarter of fiscal 2013 was $263.2 million, compared to $183.8 million in the same quarter last year; and the average yield was 3.48% and 4.15%, respectively.  Loans originated and purchased for investment in the first quarter of fiscal 2013 totaled $18.8 million, consisting primarily of multi-family loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) decreased by $40.3 million, or 10 percent, to $362.9 million at September 30, 2012 from $403.2 million at September 30, 2011.  The percentage of preferred loans to total loans held for investment at September 30, 2012 remained unchanged at 46 percent compared to September 30, 2011.  Loan principal payments received in the first quarter of fiscal 2013 were $38.5 million, compared to $35.6 million in the same quarter of fiscal 2012.  In addition, real estate acquired in the settlement of loans (real estate owned), gross of any allowances, in the first quarter of fiscal 2013 declined to $5.1 million, compared to $5.7 million in the same quarter of fiscal 2012.
The average balance of investment securities decreased by $3.2 million, or 12 percent, to $22.6 million in the first quarter of fiscal 2013 from $25.8 million in the same quarter of fiscal 2012.  The decrease was attributable to principal payments received on mortgage-backed securities during the last 12 months.  The average yield on investment securities decreased 27 basis points to 2.01 percent in the first quarter of fiscal 2013 from 2.28 percent in the same quarter of fiscal 2012.  The decline in the average yield was primarily attributable to the downward repricing of adjustable rate mortgage-backed securities.
In August 2012, the Federal Home Loan Bank (“FHLB”) – San Francisco announced a partial redemption of excess capital stock held by member banks and a cash dividend.  As a result, a total of $1.1 million of excess capital stock was redeemed at par and a $27,000 cash dividend was received by the Bank in the first quarter of fiscal 2013.  This is comparable to the same quarter last year when the Bank received a $1.2 million stock redemption and an $18,000 cash dividend.
The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, decreased $35.9 million, or 24 percent, to $116.4 million in the first quarter of fiscal 2013 from $152.3 million in the same quarter of fiscal 2012.  The Bank maintains high levels of cash and cash equivalents in response to the uncertain operating environment and to fund its mortgage banking operations.  The decrease in the average balance was due primarily to the redeployment of funds to a higher average balance of loans held for sale.  The average yield earned on interest-earning deposits was 0.25% in the first quarter of fiscal 2013, unchanged from the same period in fiscal 2012 and lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.
Average deposits increased $1.8 million to $956.5 million in the first quarter of fiscal 2013 from $954.7 million in the same quarter of fiscal 2012.  The average cost of deposits decreased by 23 basis points to 0.74 percent in the first quarter of fiscal 2013 from 0.97 percent in the same quarter last year, primarily due to higher costing time deposits repricing to lower current market interest rates and a reduction in rates paid on transaction account balances (“core deposits”).  Core deposits increased by $26.1 million, or five percent, to $515.4 million at September 30, 2012 from $489.3 million at September 30, 2011, consistent with the Bank’s strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.  Time deposits decreased $31.2 million, or seven percent, to $441.4 million at September 30, 2012 from $472.6 million at September 30, 2011.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $70.0 million, or 36 percent, to $126.5 million and the average cost of advances decreased 21 basis points to 3.59 percent in the first quarter of fiscal 2013, compared to an average balance of $196.5 million and an average cost of 3.80 percent in the same quarter of fiscal 2012.  The decrease in borrowings was primarily attributable to scheduled maturities.
The net interest margin during the first quarter of fiscal 2013 increased 17 basis points to 2.96 percent from 2.79 percent in the same quarter last year.  The increase was primarily due to the decline in the average cost of liabilities outpacing the declining yield of interest-earning assets.  The declining yield of interest-earning assets was attributable to the downward repricing of loans and investment securities, partly offset by a lower level of excess liquidity invested at a nominal yield.  The decline in the average cost of liabilities was primarily due to the downward repricing of deposits to current market interest rates and a decline in the average cost of borrowings primarily attributable to the scheduled maturities during the period.
During the first quarter of fiscal 2013, the Company recorded a provision for loan losses of $533,000, compared to the $972,000 provision for loan losses during the same period of fiscal 2012 and the $2.05 million provision recorded in the fourth quarter of fiscal 2012 (sequential quarter).
Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $34.1 million, or 2.68 percent of total assets, at September 30, 2012, compared to $44.4 million, or 3.36 percent of total assets, at September 30, 2011.  Non-performing loans at September 30, 2012 were primarily comprised of 72 single-family loans ($22.5 million); eight commercial real estate loans ($4.6 million); four multi-family loans ($1.5 million); one other mortgage loan ($159,000); and six commercial business loans ($167,000).  Real estate owned acquired in the settlement of loans at September 30, 2012 was primarily comprised of 13 single-family properties ($4.8 million) and four undeveloped lots ($385,000).  Net charge-offs for the quarter ended September 30, 2012 were $1.90 million or 0.72 percent (annualized) of average loans receivable, compared to $2.75 million or 1.04 percent (annualized) of average loans receivable for the quarter ended September 30, 2011 and $4.83 million or 1.84 percent (annualized) of average loans receivable for the quarter ended June 30, 2012 (sequential quarter).
Classified assets at September 30, 2012 were $58.8 million, comprised of $10.0 million in the special mention category, $43.6 million in the substandard category and $5.2 million in real estate owned.  Classified assets at September 30, 2011 were $66.5 million, comprised of $14.3 million in the special mention category, $44.9 million in the substandard category and $7.3 million in real estate owned.
For the quarter ended September 30, 2012, no loans were re-underwritten and modified from their original terms.  This compares to the same quarter last year when the

Bank modified 12 loans totaling $4.8 million, which were identified as restructured loans.  As of September 30, 2012, the outstanding balance of restructured loans was $20.9 million:  six loans were classified as pass, were not included in the classified asset totals described earlier and remain on accrual status ($2.3 million); four loans were classified as special mention and remain on accrual status ($1.9 million); and 39 loans were classified as substandard ($16.7 million; of which, 38 loans totaling $13.9 million are on non-accrual status).  As of September 30, 2012, $13.0 million, or 62 percent, of the restructured loans were current with respect to their payment status.
       The allowance for loan losses was $20.1 million at September 30, 2012, or 2.52 percent of gross loans held for investment, compared to $28.7 million at September 30, 2011, or 3.23 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment as of September 30, 2012.
Non-interest income increased $13.61 million, or 159 percent, to $22.16 million in the first quarter of fiscal 2013 from $8.55 million in the same period of fiscal 2012, primarily as a result of a $13.32 million increase in the gain on sale of loans.  On a sequential quarter basis, non-interest income increased $6.18 million, or 39 percent, primarily as a result of a $5.89 million increase in the gain on sale of loans.
The gain on sale of loans increased to $20.60 million for the quarter ended September 30, 2012 from $7.28 million in the comparable quarter last year, reflecting the impact of a higher loan sale volume and a higher average loan sale margin.  Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $939.7 million in the quarter ended September 30, 2012, up 45%

from $647.6 million in the comparable quarter last year.  The average loan sale margin for mortgage banking was 219 basis points for the quarter ended September 30, 2012, compared to 112 basis points in the comparable quarter last year.  The gain on sale of loans includes a favorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net gain of $5.27 million in the first quarter of fiscal 2013, compared to a favorable fair-value adjustment that amounted to a net gain of $6.40 million in the same period last year.  The gain on sale of loans for the first quarter of fiscal 2013 was reduced by a $618,000 recourse provision for loans sold that are subject to repurchase, compared to a $1.10 million recourse provision for loans sold that are subject to repurchase in the comparable quarter of fiscal 2012.  As of September 30, 2012, the recourse reserve for loans sold that are subject to repurchase was $6.5 million, an increase from $5.2 million at September 30, 2011.
In the first quarter of fiscal 2013, a total of $860.5 million of loans were originated and purchased for sale, 51 percent higher than the $568.1 million for the same period last year, and 17 percent higher than the $736.0 million in the fourth quarter of fiscal 2012 (sequential quarter).  The loan origination volume remains favorable from a historical perspective as a result of continued liquidity in the secondary mortgage markets particularly in FHA/VA, Fannie Mae and Freddie Mac loan products and very low mortgage interest rates.  Total loans sold during the quarter ended September 30, 2012 were $787.3 million, 62 percent higher than the $485.7 million during the same quarter last year, and 14 percent higher than the $690.0 million sold during the fourth quarter of fiscal 2012 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $879.2 million in the first quarter of fiscal 2013, an increase of 51 percent from $583.9 million in the same quarter of fiscal 2012, and 18 percent higher than the $746.0 million in the fourth quarter of fiscal 2012 (sequential quarter).
The sale and operations of real estate owned acquired in the settlement of loans resulted in a net gain of $73,000 in the first quarter of fiscal 2013, compared to a net gain of $32,000 in the comparable period last year.  Seventeen real estate owned properties were sold in the quarter ended September 30, 2012 compared to 18 real estate owned properties sold in the same quarter last year.  Eleven real estate owned properties were acquired in the settlement of loans during the first quarter of fiscal 2013, compared to 16 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of September 30, 2012, the real estate owned balance was $5.2 million (18 properties), compared to $7.3 million (52 properties) at September 30, 2011 and $5.5 million (24 properties) at June 30, 2012.
Non-interest expenses increased $5.03 million, or 41 percent, to $17.33 million in the first quarter of fiscal 2013 from $12.30 million in the same quarter last year, primarily as a result of an increase in compensation, premises and occupancy, equipment, sales and marketing and deposit insurance premiums and regulatory assessments, partly offset by lower professional expenses and other operating expenses.  The increase in compensation and marketing expenses was primarily related to the increase in mortgage banking loan production; and the increase in premises and equipment was due primarily to increases in office lease expense and maintenance costs associated with the higher number of branch offices.  The increase in deposit insurance premiums and regulatory assessments was due primarily to the accrual adjustment in the first quarter of fiscal 2012, which was not replicated in the first quarter of fiscal 2013.
The Company’s efficiency ratio improved to 56 percent in the first quarter of fiscal 2013 from 71 percent in the first quarter of fiscal 2012.  The improvement was the result of the increase in non-interest income and net interest income, outpacing the increase in non-interest expense.
The Company’s tax provision was $5.33 million for the first quarter of fiscal 2013, up $3.58 million or 205 percent, from $1.75 million in the same quarter last year.  The effective income tax rate for the quarter ended September 30, 2012 was 40.3 percent as compared to 43.1 percent in the same quarter last year.  The Company believes that the tax provision recorded in the first quarter of fiscal 2013 reflects its current income tax obligations.
The Company repurchased 194,242 shares of its common stock during the quarter ended September 30, 2012 at an average cost of $13.12 per share.  As of September 30, 2012, a total of 293,658 shares, or 54%, of the shares authorized in the April 2012 stock repurchase plan have been purchased, leaving 254,114 shares available for future purchases.
The Bank currently operates 15 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates two wholesale loan production offices (Pleasanton and Rancho Cucamonga, California) and 16 retail loan production offices located in City of Industry, Escondido, Fairfield,

Glendora, Hermosa Beach, Pleasanton, Rancho Cucamonga (2), Riverside (4), Roseville, San Diego, San Rafael and Stockton, California.
The Company will host a conference call for institutional investors and bank analysts on Friday, October 26, 2012 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-288-8960 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Friday, November 2, 2012 by dialing 1-800-475-6701 and referencing access code number 268877.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets and may result in our allowance for loan losses not being adequate to cover actual losses and require us to materially increase our reserve; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, including changes related to Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach;  our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; adverse changes in the securities markets;  inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)
	September 30, 2012	June 30, 2012

Assets
Cash and cash equivalents	$98,489	$145,136
Investment securities – available for sale at fair value	22,149	22,898
Loans held for investment, net of allowance for loan losses of
$20,118 and $21,483, respectively	776,844	796,836
Loans held for sale, at fair value	307,319	231,639
Accrued interest receivable	3,274	3,277
Real estate owned, net	5,189	5,489
FHLB – San Francisco stock	21,107	22,255
Premises and equipment, net	6,566	6,600
Prepaid expenses and other assets	30,547	26,787

Total assets	$1,271,484	$1,260,917

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$54,653	$55,688
Interest-bearing deposits	902,162	905,723
Total deposits	956,815	961,411

Borrowings	126,533	126,546
Accounts payable, accrued interest and other liabilities	37,318	28,183
Total liabilities	1,120,666	1,116,140

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,647,865 and 17,619,865 shares issued, respectively; 10,690,585 and 10,856,027 shares outstanding, respectively)

	176	176
Additional paid-in capital	87,173	86,758
Retained earnings	164,748	156,560
Treasury stock at cost (6,957,280 and 6,763,838 shares, respectively)
	(101,904)	(99,343)
Accumulated other comprehensive income, net of tax	625	626

Total stockholders’ equity	150,818	144,777

Total liabilities and stockholders’ equity	$1,271,484	$1,260,917

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	September 30,	September 30,
	2012	2011
Interest income:
Loans receivable, net	$11,633	$12,749
Investment securities	114	147
FHLB – San Francisco stock	27	18
Interest-earning deposits	73	97
Total interest income	11,847	13,011

Interest expense:
Checking and money market deposits	98	200
Savings deposits	148	225
Time deposits	1,524	1,906
Borrowings	1,141	1,882
Total interest expense	2,911	4,213

Net interest income, before provision for loan losses	8,936	8,798
Provision for loan losses	533	972
Net interest income, after provision for loan losses	8,403	7,826

Non-interest income:
Loan servicing and other fees	338	132
Gain on sale of loans, net	20,595	7,276
Deposit account fees	623	603
Gain on sale and operations of real estate owned acquired in the settlement of loans, net	73	32
Card and processing fees	321	331
Other	209	174
Total non-interest income	22,159	8,548

Non-interest expense:
Salaries and employee benefits	13,185	8,854
Premises and occupancy	1,150	872
Equipment	441	314
Professional expenses	353	433
Sales and marketing expenses	420	199
Deposit insurance premiums and regulatory assessments	339	171
Other	1,438	1,460
Total non-interest expense	17,326	12,303

Income before taxes	13,236	4,071
Provision for income taxes	5,331	1,753
Net income	$7,905	$2,318

Basic earnings per share	$0.73	$0.20
Diluted earnings per share	$0.72	$0.20
Cash dividends per share	$0.05	$0.03

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	September 30,	June 30,
	2012	2012
Interest income:
Loans receivable, net	$11,633	$12,290
Investment securities	114	121
FHLB – San Francisco stock	27	31
Interest-earning deposits	73	76
Total interest income	11,847	12,518

Interest expense:
Checking and money market deposits	98	114
Savings deposits	148	163
Time deposits	1,524	1,602
Borrowings	1,141	1,189
Total interest expense	2,911	3,068

Net interest income, before provision for loan losses	8,936	9,450
Provision for loan losses	533	2,051
Net interest income, after provision for loan losses	8,403	7,399

Non-interest income:
Loan servicing and other fees	338	169
Gain on sale of loans, net	20,595	14,706
Deposit account fees	623	600
Gain (loss) on sale and operations of real estate owned acquired in the settlement of loans, net	73	(14)
Card and processing fees	321	336
Other	209	183
Total non-interest income	22,159	15,980

Non-interest expense:
Salaries and employee benefits	13,185	11,700
Premises and occupancy	1,150	1,020
Equipment	441	407
Professional expenses	353	476
Sales and marketing expenses	420	495
Deposit insurance premiums and regulatory assessments	339	300
Other	1,438	1,593
Total non-interest expense	17,326	15,991

Income before taxes	13,236	7,388
Provision for income taxes	5,331	3,082
Net income	$7,905	$4,306

Basic earnings per share	$0.73	$0.39
Diluted earnings per share	$0.72	$0.39
Cash dividends per share	$0.05	$0.04

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
(Dollars in Thousands, Except Share Information)	Quarter Ended September 30,
	2012	2011
SELECTED FINANCIAL RATIOS:
Return on average assets	2.52%	0.71%
Return on average stockholders’ equity	21.51%	6.54%
Stockholders’ equity to total assets	11.86%	10.82%
Net interest spread	2.85%	2.68%
Net interest margin	2.96%	2.79%
Efficiency ratio	55.72%	70.93%
Average interest-earning assets to average
interest-bearing liabilities	111.57%	109.54%

SELECTED FINANCIAL DATA:
Basic earnings per share	$ 0.73	$0.20
Diluted earnings per share	$ 0.72	$0.20
Book value per share	$ 14.11	$12.48
Shares used for basic EPS computation	10,799,286	11,467,851
Shares used for diluted EPS computation	10,969,332	11,514,905
Total shares issued and outstanding	10,690,585	11,439,264

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$ 418,554	$207,549
Wholesale originations and purchases	441,897	360,511
Total loans originated and purchased for sale	$ 860,451	$568,060

LOANS SOLD:
Servicing released	$ 781,667	$481,393
Servicing retained	5,640	4,326
Total loans sold	$ 787,307	$485,719

	As of	As of	As of	As of	As of
	09/30/12	06/30/12	03/31/12	12/31/11	09/30/11
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$6,474	$6,183	$5,911	$5,301	$5,221
Allowance for loan losses	$20,118	$21,483	$24,260	$26,901	$28,704
Non-performing loans to loans held for investment, net	3.72%	4.33%	3.89%	3.72%	4.31%
Non-performing assets to total assets	2.68%	3.17%	2.97%	3.03%	3.36%
Allowance for loan losses to gross non- performing loans	58.64%	52.45%	58.19%	62.71%	57.61%
Allowance for loan losses to gross loans held for
investment	2.52%	2.63%	2.86%	3.08%	3.23%
Net charge-offs to average loans receivable (annualized)	0.72%	1.84%	1.64%	1.02%	1.04%
Non-performing loans	$28,894	$34,488	$32,141	$31,461	$37,055
Loans 30 to 89 days delinquent	$5,870	$616	$1,274	$3,066	$2,517

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
(Dollars in Thousands)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	09/30/12	06/30/12	03/31/12	12/31/11	09/30/11
Recourse provision for loans sold	$618	$241	$811	$672	$1,101
Provision for loan losses	$533	$2,051	$1,622	$1,132	$972
Net charge-offs	$1,898	$4,828	$4,263	$2,935	$2,750

	As of	As of	As of	As of	As of
	09/30/12	06/30/12	03/31/12	12/31/11	09/30/11
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	11.47%	11.26%	10.68%	10.62%	10.28%
Tier 1 risk-based capital ratio	17.46%	17.53%	17.04%	16.87%	15.57%
Total risk-based capital ratio	18.72%	18.79%	18.31%	18.13%	16.82%

	As of September 30,
	2012		2011
INVESTMENT SECURITIES:	Balance	Rate (1)	Balance	Rate (1)
Available for sale (at fair value):
U.S. government agency MBS	$11,939	1.86%	$13,885	2.28%
U.S. government sponsored enterprise MBS	9,012	2.43	10,080	2.48
Private issue collateralized mortgage obligations	1,198	2.40	1,288	2.53
Total investment securities available for sale	$22,149	2.12%	$25,253	2.37%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$431,373	3.80%	$480,530	4.02%
Multi-family (5 or more units)	266,398	5.65	298,072	5.95
Commercial real estate	94,172	6.69	100,863	6.84
Other mortgage	391	4.81	1,528	5.69
Commercial business	2,310	7.01	4,267	7.38
Consumer	378	9.37	748	7.58
Total loans held for investment	795,022	4.77%	886,008	5.01%

Deferred loan costs, net	1,940		2,345
Allowance for loan losses	(20,118)		(28,704)
Total loans held for investment, net	$776,844		$859,649

Purchased loans serviced by others included above	$17,720	4.65%	$19,845	4.72%

DEPOSITS:
Checking accounts – non interest-bearing	$54,653	-%	$46,044	-%
Checking accounts – interest-bearing	200,790	0.14	195,758	0.26
Savings accounts	230,139	0.25	211,921	0.35
Money market accounts	29,793	0.47	35,560	0.64
Time deposits	441,440	1.36	472,593	1.59
Total deposits	$956,815	0.73%	$961,876	0.93%

(1)   The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
	As of September 30,
(Dollars in Thousands)	2012		2011
	Balance	Rate (1)	Balance	Rate (1)
BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	-	-	10,000	3.19
Over three to six months	20,000	3.39	30,000	4.01
Over six months to one year	50,000	4.09	30,000	3.70
Over one year to two years	15,000	2.79	70,000	3.89
Over two years to three years	-	-	15,000	2.79
Over three years to four years	-	-	-	-
Over four years to five years	-	-	-	-
Over five years	41,533	3.19	31,586	3.71
Total borrowings	$126,533	3.53%	$186,586	3.72%

	Quarter Ended
	September 30,
	2012	2011
SELECTED AVERAGE BALANCE SHEETS:	Balance	Balance

Loans receivable, net (2)	$1,047,652	$1,056,661
Investment securities	22,636	25,767
FHLB – San Francisco stock	21,656	26,364
Interest-earning deposits	116,429	152,329
Total interest-earning assets	$1,208,373	$1,261,121
Total assets	$1,254,779	$1,313,147

Deposits	$956,477	$954,732
Borrowings	126,538	196,536
Total interest-bearing liabilities	$1,083,015	$1,151,268
Total stockholders’ equity	$146,978	$141,697

	Quarter Ended
	September 30,
	2012	2011
	Yield/Cost	Yield/Cost

Loans receivable, net (2)	4.44%	4.83%
Investment securities	2.01%	2.28%
FHLB – San Francisco stock	0.50%	0.27%
Interest-earning deposits	0.25%	0.25%
Total interest-earning assets	3.92%	4.13%

Deposits	0.74%	0.97%
Borrowings	3.59%	3.80%
Total interest-bearing liabilities	1.07%	1.45%

(1) The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

(2) Includes loans held for investment and loans held for sale at fair value, net of allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	09/30/12	06/30/12	03/31/12	12/31/11	09/30/11
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$11,832	$17,095	$16,608	$15,483	$17,614
Multi-family	961	967	512	1,789	1,437
Commercial real estate	2,151	764	553	938	939
Commercial business loans	7	7	-	-	-
Total	14,951	18,833	17,673	18,210	19,990

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	10,662	11,995	10,213	11,424	13,940
Multi-family	485	490	776	490	490
Commercial real estate	2,477	2,483	2,739	365	1,660
Other	159	522	522	972	972
Commercial business loans	160	165	218	-	3
Total	13,943	15,655	14,468	13,251	17,065

Total non-performing loans	28,894	34,488	32,141	31,461	37,055

Real estate owned, net	5,189	5,489	6,084	7,853	7,300
Total non-performing assets	$34,083	$39,977	$38,225	$39,314	$44,355

Restructured loans on accrual status:
Mortgage loans:
Single-family	$4,166	$6,148	$9,505	$10,092	$12,940
Multi-family	2,755	3,266	3,653	4,168	4,172
Commercial real estate	-	-	880	2,772	1,473
Other	-	-	-	-	236
Commercial business loans	-	33	35	219	189
Total	$6,921	$9,447	$14,073	$17,251	$19,010

(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.